Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
	Contact:	John W. Raisbeck
President and CEO
(937) 327-1112

Western Ohio Financial Corporation Announces
First Quarter Earnings and Declares Dividend

Springfield, Ohio, April 22, 2004 — Western Ohio Financial Corporation (NASDAQ: WOFC), parent corporation of Cornerstone Bank, Springfield, Ohio, today announced the Company’s first quarter earnings and dividend. A quarterly dividend of 25 cents per share will be paid on May 31, 2004 to shareholders of record on May 17, 2004.

Net income for the three months ended March 31, 2004 was $512,000 compared to $621,000 for the same period in 2003. Net income per share for the three months ended March 31, 2004 was 28 cents on a fully diluted basis, down 7 cents, or 20%, from 35 cents for the three months ended March 31, 2003. The per share impact was primarily attributable to the net income decline. The higher average diluted share count resulting from an unusually high level of stock option exercises also contributed to the decrease. The decline in the Company’s net income for the first quarter of 2004 from the comparable quarter of 2003 was primarily attributable to continued margin compression, a decrease in noninterest income and an increase in noninterest expenses.

Net interest income of $2.5 million for the first quarter ended March 31, 2004 represented an increase of approximately $107,000, or 4.5% above the quarter ended March 31, 2003. Average earning assets of $376.4 million during the first quarter of 2004 increased by $51.4 million, or 15.8%, from $325.0 million for the comparable quarter of 2003. The increased level in earning assets did not produce a corresponding increase in revenue as the Company continued to experience margin compression as the net interest margin for the recently completed quarter amounted to 2.66% versus 2.99% in the first quarter of 2003. This was due primarily to the high level of refinancing activity in residential mortgages, supplementing mortgage loan originations with purchased mortgage loans and the limited ability to lower interest rates on deposit products.

Noninterest income for the quarter ended March 31, 2004 amounted to $723,000, reflecting a decline of $102,000, or 12.4%, relative to the comparable quarter of 2003, due to declines in gains on the sale of investments and loans as well as a decrease in Bank Owned Life Insurance (BOLI) income. Gains on the sale of investments amounted to approximately $16,000 in the first quarter of 2004 versus approximately $69,000 in the comparable quarter of 2003. Gains on the sale of loans of approximately $34,000 in the first quarter of 2004 declined by approximately $52,000 from the first quarter of the previous year due to a lower level of originations and refinancing activity in the current quarter. The BOLI income, which is based upon the increase in the cash surrender value of the life insurance, amounted to approximately $83,000 in the first quarter of 2004 reflecting a decline of $42,000 from the prior year’s first quarter revenue due to the change from a guaranteed rate from the insurance carriers in the initial year of the policies to market rates in the current year.

Finally, noninterest expense of $2.4 million for the first quarter of 2004 increased by $123,000, or 5.5%, from $2.2 million in the comparable quarter of 2003. The major expense increases were comprised of an increase in employee stock ownership plan (ESOP) expense of approximately $40,000 due to a significantly higher stock price during the first quarter of 2004 and an increase in loan fees of approximately $44,000 for purchased mortgage loans. The resulting income from purchased loans more than offset the increased expense.

John W. Raisbeck, President and Chief Executive Officer stated, “The quarter reflected continued margin compression, a lower level of fee income and the higher cost of the ESOP plan. The Company projects that second quarter earnings will be more in line with historical levels. We still anticipate both net income and earnings per share for the full year of 2004 to increase above the levels for 2003. The existing loan balances, projected levels of fee income and current expense structure all support these higher, yet realistic earnings levels.”

As previously announced on April 1, 2004, the Company has entered into a definitive Agreement and Plan of Merger with Wesbanco, Inc. (“Wesbanco”) of Wheeling, West Virginia. Under the terms of the Agreement and Plan of Merger, Wesbanco will exchange a combination of its common stock and cash for the Company’s common stock. The Company’s shareholders will be able to elect a fixed exchange ratio of 1.18 shares of Wesbanco common stock or $35.00 in cash subject to certain limitations including that 55% of the Company’s outstanding shares be exchanged for Wesbanco common stock. Common stock received by the Company’s shareholders is anticipated to qualify as a tax-free exchange. Based upon a per share value of $35.00, the transaction is valued at $65.2 million. The transaction, which is subject to regulatory and the Company’s shareholder approvals, is expected to be completed in the fourth quarter of 2004.

When used in the Company’s press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result”, “project”, “believe” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors—including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, and competitive and regulatory factors—could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake—and specifically disclaims any obligation—to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

WESTERN OHIO FINANCIAL CORPORATION
COMPARATIVE STATISTICS
(Dollars in thousands except per share data)

	March 31,	December 31,
	2004	2003
Total assets	$407,486	$399,540
Total loans, net	337,370	334,469
Allowance for loan and lease losses	1,856	1,801
Securities	35,374	32,735
Deposits	257,530	248,681
Borrowed funds	101,834	103,473
Shareholders’ equity	45,334	44,357
Book value per common share outstanding	$25.16	$24.92
Market value per share	$31.48	$32.08
Outstanding shares	1,801,729	1,779,823

	For the Quarter Ended
	March 31,
	2004	2003
Net income	$512	$621
Earnings per share
Basic	$0.29	$0.36
Diluted	$0.28	$0.35
Return on average assets	0.52%	0.73%
Return on average equity	4.55%	5.77%
Diluted weighted average shares	1,829,064	1,752,716